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                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Mercantile Bancorporation Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-42557) on Form S-8 of Mercantile Bancorporation Inc. of our reports dated January 15, 1997 and May 13, 1997, with respect to the consolidated balance sheets of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1996, 1995, and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which reports are incorporated by reference in the Form S-8 of Mercantile Bancorporation Inc. dated March 10, 1998.


                                       /s/ KPMG Peat Marwick LLP


St. Louis, Missouri
March 10, 1998